EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
RECEIVES POTENTIALLY SUPERIOR PROPOSAL

        Scarsdale, New York, April 19, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that Premier Home Health Care Services, Inc. delivered a new proposal, subject to due diligence, offering to acquire NHHC by merger, paying each shareholder $12 per share in cash. The Special Committee of NHHC’s Board of Directors met on Wednesday, April 18, 2007 and recommended unanimously to the Board of Directors that the revised proposal would reasonably be expected to lead to a Superior Proposal within the meaning of the Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. previously announced, and should be pursued in the exercise of the Board’s fiduciary duties. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.